UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 25, 2024

Fortress Biotech, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35366 (Commission File Number)	20-5157386 (IRS Employer Identification No.)

1111 Kane Concourse, Suite 301

Bay Harbor Islands, FL 33154

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act.

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FBIO	Nasdaq Capital Market
9.375% Series A Cumulative Redeemable Perpetual Preferred Stock	FBIOP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On July 25, 2024 (the “Closing Date”), Fortress Biotech, Inc. (the “Company”), as borrower, entered into a $50.0 million senior secured credit agreement (the “Agreement”) with Oaktree Fund Administration, LLC, as the administrative agent (in such capacity, the “Agent”), and the lenders from time to time party thereto. The Company borrowed $35.0 million under the Agreement on the Closing Date and is eligible to draw up to an additional $15.0 million with the lenders’ consent (together, the “Loans”). The Agreement replaces the Company’s existing $60.0 million senior secured credit agreement, dated as of August 27, 2020, by and among the Company, the lenders from time to time party thereto, and the Agent (the “Existing Credit Agreement”).

Under the terms of the Agreement, the Loans have a 30-month interest-only period with a maturity date of July 25, 2027, and bear interest at an annual rate equal to the 3-month Secured Overnight Financing Rate (SOFR) plus 7.625% (subject to a 2.50% SOFR floor and a 5.75% SOFR cap). The Company is required to make quarterly interest-only payments until the maturity date. Fifty percent of the then-outstanding principal balance of the loans is due on March 31, 2027, with the remaining principal amount due on the maturity date.

The Company may voluntarily prepay, in whole or in part, the amounts due under the Agreement at any time subject to a prepayment fee. Subject to prior written notice by the Company, to repay any amounts due prior to the maturity date, the Company must pay the sum of (A) the aggregate principal amount of the Loans being prepaid, (B) any accrued but unpaid interest on the principal amount of the Loans being prepaid, (C) any applicable Yield Protection Premium (as defined in the Agreement) and (D) if applicable, other unpaid amounts then due and owing pursuant to the Agreement and the other loan documents (such aggregate amount, the “Prepayment Price”); provided that each partial prepayment of the principal amount of the Loans shall be in an aggregate amount of at least $5.0 million and integral multiples of $1.0 million in excess thereof. The Company is required to make mandatory prepayments of the Loans with net cash proceeds from (i) certain casualty events, (ii) certain monetization events, including, among other things, certain asset sales and the sale(s) of priority review vouchers by certain subsidiaries of the Company, and the receipt by the Company of any dividend or other distributions in cash from any of its subsidiaries in excess of $5.0 million other than in connection with certain monetization events, (iii) debt issuances that are not permitted, and (iv) failure to comply with certain covenants. The lenders may elect to receive warrants to purchase common stock of the Company as an alternative to cash prepayments in some situations where a mandatory prepayment would otherwise be required.

The Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness, and dividends and other distributions, subject to certain exceptions. In addition, the Agreement contains certain financial covenants, including, (i) a requirement that the Company maintain a minimum liquidity of $7.0 million, which may be reduced or increased as described in the Agreement, and (ii) that product net sales of Journey Medical Corporation (“Journey”), a controlled subsidiary of the Company, meet a consolidated minimum net sales amount of $50.0 million on a trailing 12-month basis, tested quarterly, which may be reduced or increased as described in the Agreement (the “Minimum Net Sales Test”), subject to certain exclusions. Failure by the Company to comply with the financial covenants will result in an event of default, subject to certain cure rights of the Company with respect to the Minimum Net Sales Test.

The Agreement contains events of default that are customary for financings of this type, in certain circumstances subject to customary cure periods. In addition, the Company is also required to (i) raise common equity, or receive in monetizations or distributions, by the end of each calendar year prior to the maturity date, in an aggregate amount equal to the greater of $20 million or 50% of an amount set forth in an annual budget delivered to the lenders and (ii) maintain a specified minimum equity stake in Journey. The capital raise and minimum stake covenants and financial covenants will not apply if the outstanding principal balance of the loan is less than or equal to $10 million. Following an event of default and any cure period, if applicable, the Agent will have the right upon notice to accelerate all amounts outstanding under the Agreement, in addition to other remedies available to the lenders as secured creditors of the Company.

In connection with the Agreement, the Company granted a security interest in favor of the Agent, for the benefit of the lenders, in substantially all of the Company’s assets, subject to customary exceptions, as collateral securing the Company’s obligations under the Agreement.

In connection with the Agreement, the Company granted warrants to the lenders to purchase up to 506,390 shares of the Company’s common stock at a purchase price of $2.0735 per share (the “Warrants”). The Warrants contain customary anti-dilution adjustments to the exercise price, including for share splits, share dividends, rights offerings and pro rata distributions. The exercise price of the Warrants will also be adjusted if, while the Warrants are outstanding, the Company engages in any transaction involving the issuance or sale of shares of Common Stock or equivalent securities at an effective price per share less than the exercise price of the Warrant then in effect (such lower price, the “Base Share Price”). In such case, the exercise price of the Warrants will be reduced to equal the Base Share Price. The Warrants are immediately exercisable and will expire on July 25, 2031 and may be net exercised for no cash payment at the holder’s election. The Company also agreed to file a registration statement to register the resale of the shares of Company common stock issuable upon exercise of the Warrants.

The foregoing descriptions of the Warrants and the Agreement are subject to, and qualified in their entirety by, such documents (or forms thereof), to be filed with a subsequent periodic report of the Company. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On July 25, 2024, upon entry into the Agreement described in Item 1.01 above, the Company prepaid the outstanding $50.0 million balance under the Existing Credit Agreement and terminated the Existing Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference under this Item 2.03.

Item 3.02. Unregistered Sale of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the Warrants is incorporated by reference under this Item 3.02. The Warrants are being issued in a transaction that is exempt from registration under Section 4(a)(2) of the Securities Act of 1933.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

The following exhibit is furnished herewith:

99
Exhibit Number	Description
99.1	Press Release, dated July 25, 2024
104	Cover Page Interactive Data File (the cover page XBRL tags are imbedded in the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Biotech, Inc.
(Registrant)

Date: July 25, 2024

	By:	/s/ Lindsay A. Rosenwald, M.D.
Lindsay A. Rosenwald, M.D.
Chairman, President and Chief Executive Officer